Exhibit 1.1

GROWTH CAPITAL SERVICES

Member of FINRA and SIPC

Broker Dealer Services Agreement

between

AWA Group LP,

Growth Capital Services and

Maxwell Financial Services LLC

tel (415) 692-0050
www.growthcapitalservices.com

582 Market Street, Suite 1505, San Francisco, CA 94104

tel (415) 692-0050
www.growthcapitalservices.com

AWA Group LP ("Client") hereby engages Maxwell Financial Services ("Advisor") to provide certain Advisory Services, as defined below, and hereby engages Growth Capital Services, Inc. ("GCS"), an independent SEC-registered broker dealer and member of FINRA, to provide certain Broker Dealer Services, as defined below, in connection with the proposed private placement of Client's securities as detailed in the Offering Documents (as herein defined) (the"Offering").

This agreement ("Agreement") sets forth the understanding and agreement among Client, Advisor and GCS with respect to the relationship among the parties and certain aspects of the Offering. Client, Advisor and GCS hereby agree to the following terms and conditions:

1. Relationship Among Parties.

1.1. Relationship Between Client and Advisor. Advisor's relationship with Client pursuant to this Agreement will be that of an independent contractor. Nothing contained herein shall be construed to create or establish an employment, agency or fiduciary relationship between Advisor and Client or Client's officers, directors, shareholders, employees, agents, investors, lenders or financiers (collectively, "Client Persons"), and Advisor shall have no duties to any Client Persons or any third party in connection with its engagement by Client other than those duties expressly set forth in this Agreement.

1.2. Relationship Between Client and GCS. GCS's relationship with Client pursuant to this Agreement will be that of an independent contractor. Nothing contained herein shall be construed to create or establish an employment, agency or fiduciary relationship between GCS and Client or Client Persons, and GCS shall have no duties to any Client Persons or any third party in connection with its engagement by Client other than those duties expressly set forth in this Agreement.

1.3. Relationship Between Advisor and GCS. Advisor is a registered representative of GCS pursuant to an independent contractor agreement (the "Independent Contractor Agreement") between Advisor and GCS. This Agreement shall not affect the Independent Contractor Agreement, and if there is a conflict between such Independent Contractor Agreement and this Agreement, then the Independent Contractor Agreement shall control, as between GCS and Advisor.

1.4. No Third Party Reliance. No person or entity other than Client is authorized to rely on the engagement of Advisor or GCS hereunder or on any statements, advice, opinions or conduct by Advisor or GCS.

1.5. Conflicts. Client acknowledges that Advisor, GCS and their affiliates have and will continue to have investment banking and other relationships with parties other than Client pursuant to which Advisor, GCS or their affiliates may acquire information of interest to Client. Advisor, GCS and their affiliates shall have no obligation to disclose such information to Client or to use such information in connection with any contemplated transaction. Neither Advisor nor GCS shall have any duties or liability to the equity holders of Client or any third party in connection with this Agreement or the engagement contemplated hereby.

Growth Capital Services, Inc.	tel (415) 692-0050
582 Market Street, Suite 300, San Francisco, CA 94104	www.growthcapitalservices.com

1.6. The Client hereby appoints Placement Agent as a non-exclusive placement agent to solicit, offer and sell Class A Common Units and Warrants to purchase Class A Common Units (collectively, the "Securities") of the Client in the manner described and subject to the terms and conditions set forth in the Client's public offering on Form 1-A (File No. 024-10460), as the same may be amended from time to time (including all exhibits thereto, collectively, the "Offering Documents"), this Agreement and applicable law.

1.7. Placement Agent hereby accepts such appointment as non-exclusive placement agent to the Company, and as such agrees to comply with this Agreement, the Offering Documents and applicable law.

1.8. In order to apply for a subscription for Securities, a potential investor must complete all subscription documents, and other supporting investment documents (collectively, the "Subscription Documents") for the Company and satisfy all requirements set forth in the Subscription Documents. The Company may accept or reject a subscription for Securities for any reason or no reason, in the Company's sole and absolute discretion.

2. Services.

2.1. Advisory Services.

2.1.1. Advisor's services may include, if appropriate or if reasonably requested by Client: (a) reviewing Client's financial condition, operations, competitive environment, prospects, and related matters; (b) preparing an information package or confidential information memorandum; (c) identifying potential investors and interested parties ("Counterparties"); (d) preparing and implementing a plan to engage in discussions with Counterparties; (e) coordinating and evaluating indications of interest and proposals regarding the Offering; and (f) providing such other financial advisory and investment banking services reasonably necessary to accomplish the foregoing.

2.1.2. Advisor will use its best efforts, consistent with customary practice, to facilitate and effect the Offering as soon as practicable. The consummation of any Offering is subject, among other factors, to acceptable documentation, market conditions, and satisfaction of the conditions set forth in one or more agreements to be entered into among the counterparties to such Offering.

2.1.3. Unless otherwise agreed in writing by Advisor, this Agreement does not contemplate that Advisor will render any opinion as to whether the consideration to be paid in any Offering is fair, from a financial point of view, to Client or to any other party.

2.2. Broker Dealer Services.

2.2.1. Certain Offerings are subject to regulation by the Securities and Exchange Commission ("SEC"), the Financial Industry Regulatory Authority ("FTNRA") and/or other regulatory agencies. Such Offerings may only be marketed and consummated by an SEC-registered broker dealer. Accordingly, GCS shall provide certain supervisory, compliance and investigative activities mandated by the SEC, FINRA and applicable law in connection with such regulated Offerings, and shall also present the Offering to identified parties (the "Broker Dealer Services").

2.2.2. Certain of the Broker Dealer Services may be provided by Advisor, a registered representative of GCS.

2.2.3. GCS does not provide accounting, tax or legal advice, and Client is advised to seek appropriate advice from other professionals with regard to such matters.

Growth Capital Services, Inc.	tel (415) 692-0050
582 Market Street, Suite 300, San Francisco, CA 94104	www.growthcapitalservices.com

2.2.4. Unless otherwise agreed in writing by GCS, this Agreement does notcontemplate that GCS will render any opinion as to whether the consideration to be paid in any Offering is fair, from a financial point of view, to Client or to any other party.

3. Fees and Expenses.

3.1. Intentionally Omitted.

3.2. Broker Dealer Fee. The Company will pay to the Placement Agent an amount equal to 6.0% of the subscription amounts paid by each investor in the Offering (the "Fees") that is introduced to the Company by the Placement Agent (each, an "Investor"); Provided that (i) in no event shall the term "Investor" refer to any person, entity or party with which the Company (including its general partner, affiliates and agents) has had contact prior to introduction or referral by Placement Agent, and (ii) no such Fees shall be due unless and until the closing relating to such Investor has occurred and such subscription amounts placed into escrow as part of the Offering shall have been released in full to the Company and the Company shall have unrestricted access to such subscription amounts. The Placement Agent shall pay all of the expenses it incurs in connection with this Agreement.

3.3. The Placement Agent will act as the Lead Broker-Dealer. In this capacity the Placement Agent will receive 2% of all paid subscription agreements sourced by Broker/Dealers, that have executed a placement agency agreement with the Company, provided that for the sake of clarity, no such fee will be payable with respect to subscription agreements where no Broker/Dealer is otherwise due a fee from the Company as a result of the sale. In this capacity the Placement Agent will work on behalf of the Company coordinating and supporting the efforts of these other Broker/Dealers. The Placement Agent will assist the Company in developing, designing, and distributing investment marketing collateral that can be used by the Company and any Broker-Dealer that has executed a Company Placement Agreement. The Company agrees to reimburse the Placement Agent for the reasonable costs incurred to develop, design, and distribute all general-purpose investment marketing collateral., provided the $20 million capital raise is completed. All pieces have first to be approved by the Company prior to execution.

3.4. Marketing. Placement Agent will be responsible for its own marketing efforts related to the Securities and shall market the Securities strictly in accordance with all applicable laws and regulations. Placement Agent may, at its sole expense, (a) place advertisements in financial and other newspapers and journals (including electronic versions thereof) describing the Securities and Placement Agents' services hereunder, and (b) use the Company's corporate logo in such advertising and related promotional materials (including electronic versions thereof); provided that such advertisements and promotional materials are approved in advance by the Company, which approval may be withheld in its sole and absolute discretion.

3.5. Placement Agent will provide a copy of the Offering Documents (and any supplements or amendments thereto) to each person to whom Placement Agent makes an offer of Securities, before or at the time of the solicitation and in any event sufficiently in advance of distribution to allow Company to comply with all applicable laws

3.6. Placement Agent will exercise reasonable care to assure that the purchasers to whom Placement Agent sells Securities are not underwriters within the meaning of Section 2(11) of the 1933 Act. In connection therewith, Placement Agent will make reasonable inquiry to determine that each purchaser is acquiring the Securities for his, her or its own account, for investment purposes and not with a view to a distribution of such Securities.

Growth Capital Services, Inc.	tel (415) 692-0050
582 Market Street, Suite 300, San Francisco, CA 94104	www.growthcapitalservices.com

3.7. Placement Agent will retain records for the purpose of insuring compliance with applicable laws and regulations. Placement Agent further agrees to provide copies of any documentation or records required to be maintained under this Agreement to the Company upon request.

3.8. Tail Fee. In the event of any termination of this Agreement (other than by Client for material breach by Advisor or GCS), GCS shall be entitled to the applicable Broker Dealer. Fee (the "Tail Fee") if Client consummates an Offering prior to the date that is 24 months after the date of termination of this Agreement (the "Tail Period"). An Offering shall be deemed to be consummated before such date if any agreement in principle which includes material terms of such Offering is reached prior to such date, even if the execution of definitive documentation or closing occurs later.

3.9. Expenses. In addition to any other fees to which Advisor or GCS may be entitled, and regardless of whether any Offering is consummated, Client shall reimburse Advisor's and GCS's reasonable out-of-pocket expenses incurred from time to time during the Term in connection with the services to be provided under this Agreement, promptly after Client's receipt of an invoice therefor; provided, however, that unless Client otherwise consents in writing in advance, such expenses shall not exceed $1,000 for each incremental expense submission and shall not exceed $5,000 in the aggregate.

4. Client's Representations, Warranties and Obligations.

4.1. In order to enable Advisor and GCS to provide the Services to Client, Client will furnish Advisor and GCS with such information concerning the Offering and the business and financial condition of Client as Advisor or GCS may from time to time reasonably request, including but not limited to the following (collectively, the "Client Information"): (a) all offering materials concerning the Offering, including any confidential information memorandum, private placement memorandum, offering circular or similar document; (b) all prospective and definitive documents governing the Offering, including all subscription agreements, purchase agreements, financing agreements, merger agreements and other definitive transaction documents; and (c) copies of all financial reports relating to fees payable as soon as reasonably practicable.

4.2. Client represents and warrants to Advisor and GCS that the Client Information will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Client shall provide Advisor and GCS with prompt notice of any material development affecting Client or the occurrence of any event known to Client that could cause any Client Information to contain an untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Client acknowledges that Advisor and GCS will use and rely on Client Information without independent verification and will not assume responsibility for the accuracy or completeness of any Client Information.

Growth Capital Services, Inc.	tel (415) 692-0050
582 Market Street, Suite 300, San Francisco, CA 94104	www.growthcapitalservices.com

4.3. Client hereby authorizes Advisor to contact and send to prospective counterparties information memoranda and other pertinent information and legal agreements concerning the Offering.

4.4. Client agrees not to enter into any settlement that attributes any wrong-doing, negligence or improper activity of any kind to GCS without first obtaining the prior written consent of GCS.

5. Advisor's and GCS's Representations, Warranties and Obligations.

5.1. Confidentiality. Advisor and GCS shall keep all Client Information in strict confidence and shall use Client Information solely for the purposes of performing its obligations related to this engagement, provided that nothing in this Agreement shall prevent Advisor or GCS from disclosing Client Information (a) in accordance with an order of any court or administrative agency or in any pending legal or administrative proceeding, or (b) to the extent that such information (i) was or becomes publicly available other than by reason of disclosure by Advisor or GCS in violation of this Agreement, or (ii) was or becomes available to Advisor or GCS or their affiliates from a source that is not known to be subject to a confidentiality obligation to Client. Advisor's and GCS's nondisclosure obligations as set forth in this Agreement shall automatically terminate 24 months after the last to occur of the completion of the Offering or the termination of this Agreement. At Client's request, Advisor and GCS will promptly return to Client, or destroy, materials containing Client Information except to the extent that Advisor or GCS are required to retain such information in accordance with legal or regulatory requirements.

5.2. This Agreement does not constitute any commitment, express or implied, on the part of Advisor or GCS to ensure the successful consummation of the Offering.

6. Indemnification. In consideration of and as a condition precedent to Company's engagement of Advisor and GCS as contemplated in this Agreement, the Parties agree to the indemnification provisions and other matters set forth in Appendix B, which is incorporated by reference herein.

7. Publicity. Upon successful completion of an Offering, Advisor and GCS each reserves the right to publish a summary "tombstone" describing the transaction details, subject to the Client's approval, which approval will not be unreasonablywithheld.

8. Term and Termination. This Agreement shall be effective when fully executed by Client, Advisor and GCS (the "Effective Date"), and shall continue for an initial term of 12 months after the ffectivc Date, unless earlier terminated as provided herein (the "Initial Term"). At the expiration of the Initial Term, this Agreement may be extended for such additional periods as the parties may agree upon in writing. The Initial Term and any extension terms shall be referred to herein as the "Term." Client may terminate this Agreement at any time, with or without cause, by providing Advisor and GCS written notice at least 30 days before the termination date. Either party may terminate this Agreement at any time, by providing written notice to the other parties, if another party is in material breach of this Agreement. Notwithstanding the foregoing, no expiration or termination of this Agreement shall affect rights and obligations under this Agreement regarding: (a) indemnification, (b) confidentiality, and (c) payment of fees and expenses to Advisor, whether any Offering is consummated before or after the effective date of termination, as more fully set forth in this Agreement.

Growth Capital Services, Inc.	tel (415) 692-0050
582 Market Street, Suite 300, San Francisco, CA 94104	www.growthcapitalservices.com

9. Miscellaneous.

9.1. Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as expressly provided herein, supersedes any prior understanding or representation of any kind preceding the date of this Agreement. This Agreement may be modified only by a writing signed by all parties to this Agreement.

9.2. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

9.3. Notices. Any notice to be given under this Agreement will be sufficient if in writing and delivered by personal delivery, first-class mail, postage prepaid, or by nationally recognized overnight carrier, to the address of the party to be notified, as set forth on the signature page of this Agreement. Notices sent by first-class mail shall be deemed received three business days after the date such notice is mailed. Notices sent by overnight courier shall be deemed received two business days after the date such notice is sent.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one agreement. Delivery of a counterpart of this Agreement by facsimile, including by electronic delivery, shall be equally effective as delivery of a manually executed counterpart.

9.5. Governing Law; Jurisdiction. This Agreement is governed by and shall be construed in accordance with the laws of the State of California, without regard to choice of law provisions. Any dispute shall be brought in the state or federal courts located in San Francisco County, State of California. The parties irrevocably waive any objections they may have based on improper venue or inconvenient forum in San Francisco County, State of California and agree that such location shall be the sole and exclusive venue for the resolution of any dispute.

9.6. Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF OR RELATED TO THIS AGREEMENT.

[Signature page follows]

Growth Capital Services, Inc.	tel (415) 692-0050
582 Market Street, Suite 300, San Francisco, CA 94104	www.growthcapitalservices.com

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GROWTH CAPITAL SERVICES, INC.		Maxwell Financial Services LLC

By:	/s/ Amar Deva	By:	/s/ John R. White
Name:	Amar Deva	Name:	John R. White
Title:	Supervising Principal	Title:	Managing Member
Date:	7/5/2016	Date:	06/16/2016

AWA Management LLC, General Partner for AWA Group LP

By	/s/ L. Edward Baker
Name:	L. Edward Baker
Title:	CEO
Date:	5-29-2016

Growth Capital Services, Inc.	tel (415) 692-0050
582 Market Street, Suite 300, San Francisco, CA 94104	www.growthcapitalservices.com

APPENDIX A

FEE TERMS AND
CONDITIONS
PERTAINING TO
OFFERINGS

1. The Broker Dealer Fee shall be due and payable to GCS at the closing or funding of the Offering.

2. If the Offering is consummated in a manner that includes more than one closing or funding, a separate Broker Dealer Fee shall be due with each such funding or closing.

3. The Broker Dealer Fee shall be directed to GCS at the following address:

Wire

Transfer

Information

[   ]

Mailing

Address for

Checks

[   ]

4. The Advisory Fee shall be directed to Advisor at the

following address: [   ]

Growth Capital Services, Inc.	tel (415) 692-0050
582 Market Street, Suite 300, San Francisco, CA 94104	www.growthcapitalservices.com

APPENDIX B

INDEMNIFICATION

1. Indemnification By Client.

1.1. Client agrees to indemnify, defend and hold harmless Advisor, its affiliates and respective officers, directors, employees and controlling persons (each an “Advisor Indemnified Person”) from and against all losses, claims, damages, liabilities and expenses (-Losses”), joint or several, to which any Advisor Indemnified Person may become subject arising out of or in connection with the Offering, the Advisory Services, or this Agreement, including, without limitation, any Losses arising out of any statement or omission in the Client Information. Client will reimburse such Advisor Indemnified Persons for all legal or other expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing; provided, however, that the foregoing indemnification will not, as to any Advisor Indemnified Person, apply to Losses to the extent that they are finally judicially determined to have resulted from the gross negligence or willful misconduct of such Advisor Indemnified Person, in which event any reimbursement previously made to such Advisor Indemnified Person will be returned to Client.

1.2. Client further agrees to indemnify, defend and hold harmless GCS, its affiliates and respective officers, directors, employees and controlling persons (each a “GCS Indemnified Person”) from and against all losses, claims, damages, liabilities and expenses (“Losses”), joint or several, to which any GCS Indemnified Person may become subject arising out of or in connection with the Offering, the Broker Dealer Services, or this Agreement, including, without limitation, any Losses arising out of any statement or omission in the Client Information. Client will reimburse such GCS Indemnified Persons for all legal or other expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing; provided, however, that the foregoing indemnification will not, as to any GCS Indemnified Person, apply to Losses to the extent that they are finally judicially determined to have resulted from the gross negligence or willful misconduct of such GCS Indemnified Person, in which event any reimbursement previously made to such GCS Indemnified Person will be returned to Client.

1.3. If, for any reason, the foregoing indemnification as set forth in Sections 1.1 and 1.2 is unavailable to any Indemnified Person or insufficient to hold it harmless, then Client shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect not only the relative benefits received by Client on the one hand and such Indemnified Person on the other hand but also the relative fault of the Client and such Indemnified Person, as well as any relevant equitable considerations.

1.4. The indemnity, reimbursement and contribution obligations of Client under this Section 1 shall be in addition to any liability which Client may otherwise have to an Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Client and any Indemnified Person.

1.5. Client shall not be liable for any settlement of any proceeding effected without Client’s written consent (which consent shall not be unreasonably withheld), but if a proceeding is settled with Client’s written consent or if there be a final judgment for the plaintiff in any such proceeding, Client agrees to indemnify and hold harmless each Indemnified Person from and against all Losses incurred by reason of such settlement or judgment.

Growth Capital Services, Inc.	tel (415) 692-0050
582 Market Street, Suite 300, San Francisco, CA 94104	www.growthcapitalservices.com

2. Indemnification By Advisor.

2.1. Advisor agrees to indemnify, defend and hold harmless Client, its affiliates and respective officers, directors, employees and controlling persons (each a “Client Indemnified Person”) from and against all Losses, joint or several, to which any Client Indemnified Person may become subject arising out of or in connection with (a) any material breach by Advisor of this Agreement, or (b) the gross negligence or willful misconduct of Advisor. Advisor will reimburse such Client Indemnified Persons for all legal or other expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing.

2.2. If, for any reason, the foregoing indemnification as set forth in Section 2.1 is unavailable to any Client Indemnified Person or insufficient to hold it harmless, then Advisor shall contribute to the amount paid or payable by such Client Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect not only the relative benefits received by Advisor on the one hand and such Client Indemnified Person on the other hand but also the relative fault of Advisor and such Client Indemnified Person, as well as any relevant equitable considerations.

2.3. The indemnity and reimbursement obligations of Advisor under this Section 2 shall be in addition to any liability which Advisor may otherwise have to a Client Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Advisor and any Client Indemnified Person.

2.4. Advisor shall not be liable for any settlement of any proceeding effected without Advisor’s written consent (which consent shall not be unreasonably withheld), but if a proceeding is settled with Advisor’s written consent or if there be a final judgment for the plaintiff in any such proceeding, Advisor agrees to indemnify and hold harmless each Client Indemnified Person from and against all Losses incurred by reason of such settlement or judgment.

3. Indemnification By GCS.

3.1. GCS agrees to indemnify, defend and hold harmless each Client Indemnified Person from and against all Losses, joint or several, to which any Client Indemnified Person may become subject arising out of or in connection with (a) any material breach by GCS of this Agreement, or (b) the gross negligence or willful misconduct of GCS. GCS will reimburse such Client Indemnified Persons for all legal or other expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing.

3.2. The indemnity and reimbursement obligations of GCS under this Section 3 shall be in addition to any liability which GCS may otherwise have to a Client Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of GCS and any Client Indemnified Person.

3.3. GCS shall not be liable for any settlement of any proceeding effected without GCS’s written consent (which consent shall not be unreasonably withheld), but if a proceeding is settled with GCS’s written consent or if there be a final judgment for the plaintiff in any such proceeding, GCS agrees to indemnify and hold harmless each Client Indemnified Person from and against all Losses incurred by reason of such settlement or judgment.

Growth Capital Services, Inc.	tel (415) 692-0050
582 Market Street, Suite 300, San Francisco, CA 94104	www.growthcapitalservices.com